EXHIBIT 99.1

                      PRESS RELEASE OF LINCOLN PARK BANCORP





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Contact:   Donald S. Hom
           President and Chief Executive Officer
           (973)-694-0330


      LINCOLN PARK BANCORP ANNOUNCES EARNINGS FOR THE JUNE 30, 2005 QUARTER
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Lincoln Park, New Jersey, August 1, 2005 - Lincoln Park Bancorp (the "Company"),
the holding company of Lincoln Park Savings Bank, announced net income of $164,000 for the second quarter ended June 30, 2005, as compared to net income of $124,000 for the second quarter of 2004. The increase in net income of $40,000 or 32.3% was primarily due to increases in net interest income and recovery in provision for loan losses, which was sufficient to offset increases in non-interest expense and income taxes.

Net interest income increased by $129,000 or 22.7% during the June 30, 2005 quarter to $698,000, as compared to $569,000 for the three months ended June 30, 2004. The increase in net interest income was primarily due to increases in interest income of $202,000 that exceeded increases in interest expense of $73,000.

During the June 30, 2005 quarter, there was a recovery in provision for loan losses of $9,000 compared to an increase in provision for loan losses of $3,000 during the June 30, 2004 quarter. Non-interest expenses increased by $76,000 to $469,000 for the three months ended June 30, 2005, as compared to $393,000 for the three months ended June 30, 2004, due primarily to additional expenses associated with being a public company.

In addition, income taxes increased by $28,000 to $164,000 for the three months ended June 30, 2005, as compared to $78,000 for the three months ended June 30, 2004.

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At June 30, 2005, the Company had total assets of $89.2 million and stockholders' equity of $13.1 million. In addition, the Company had net loans of $61.5 million, total deposits of $55.5 million and total borrowings of $20.0 million as of June 30, 2005.

Lincoln Park Savings Bank is a New Jersey state-chartered savings bank that conducts its business from its main office in Lincoln Park, New Jersey. The Bank completed its mutual holding company reorganization and the Company consummated its stock offering on December 16, 2004. The Company's common stock is traded in the OTC Bulletin Board under the symbol "LPBC".

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.